Exhibit 10.22

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (this “Release”) is made and entered into by and between NUTRISYSTEM, INC., a Delaware corporation (together with its successors and assigns, “NutriSystem”), and MICHAEL R. AMBURGEY (“Executive”), in connection with the cessation of Executive’s employment. NutriSystem and Executive may each be referred to herein individually as a “Party” and collectively as the “Parties.”

1. Separation from Service. The Parties acknowledge and agree that Executive’s employment with NutriSystem and his service with or on behalf of NutriSystem and all of its affiliates in all capacities ceased on March 6, 2013 (the “Termination Date”). The Parties further acknowledge and agree that Executive’s termination of employment is not the result of a disagreement with NutriSystem relating to NutriSystem’s (or any applicable subsidiary’s or affiliate’s) operations, policies or practices.

2. Consideration.

(a) In consideration for Executive’s execution of this Release:

(i) On or before the 30th day following the Termination Date, NutriSystem will pay $352,313.41 to Executive in a cash lump sum.

(ii) For the 12-month period immediately following the Termination Date, NutriSystem will waive the applicable premium otherwise payable for COBRA continuation coverage for Executive, his spouse and eligible dependents, in each case to the extent such premium exceeds the monthly cost paid by Executive for group healthcare and dental coverage immediately prior to the Termination Date.

(iii) In respect of his Initial Stock Grant (as defined in the Employment Agreement between NutriSystem and Executive dated October 3, 2011 (the “Employment Agreement”)), 19,531 unvested shares of NutriSystem Common Stock (“NTRI Stock”) shall vest as of the Termination Date.

(b) Executive acknowledges that in the absence of his execution of this Release, the payment, rights and benefits specified above would not otherwise be due to him.

3. Treatment of Outstanding Equity Awards.

(a) In connection with Executive’s cessation of employment:

(i) In respect of his Initial Stock Grant, 19,531 shares of NTRI Stock vested on October 17, 2012, 19,531 shares of NTRI Stock shall vest as of the Termination Date as provided in Section 2(a)(iii), and the remaining balance of 39,063 unvested shares of NTRI Stock shall be forfeited to NutriSystem.

(ii) The stock options granted to Executive pursuant to the Nonqualified Stock Option Grant Agreement dated March 30, 2012 (the “Option Grant Agreement”) with respect to 29,705 shares of NTRI Stock shall vest and be fully exercisable as of the Termination Date, and will remain exercisable to the extent provided in the Option Grant Agreement.

(iii) In respect of that certain Stock Award Agreement dated as of March 30, 2012, 2,003 shares of NTRI Stock shall vest as of the Termination Date and the remaining balance of 6,012 unvested shares of NTRI Stock shall be forfeited to NutriSystem.

(iv) In respect of that certain 2012 Performance-Based Restricted Stock Unit Grant dated as of March 30, 2012 (the “PRSU Award Agreement”), 14,587 performance-based restricted stock units will remain outstanding and may be earned, and become convertible into not more than 4,862 shares of NTRI Stock, to the extent provided under Sections 3(a), 3(b) and 4 of the PRSU Award Agreement.

(b) Other than as set forth above, Executive acknowledges he has no right or interest in any equity-based incentive award issued to him by NutriSystem.

4. Release.

(a) Executive, on behalf of himself, his heirs, executors, administrators and legal representatives (collectively, the “Executive Parties”), irrevocably and unconditionally releases, waives, and forever discharges NutriSystem and each of its subsidiaries, affiliates, directors, officers, employees, consultants, and representatives, and all persons and entities acting by, through, under or in concert or in any such capacity with any of them (collectively, the “NutriSystem Released Parties”), from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, whether known or unknown, whether now existing or hereafter arising, at law or in equity (collectively, “Claims”) that arise out of or relate to Executive’s employment with NutriSystem, the termination of such employment or any other matter, cause or thing whatsoever, that Executive may have, may have had, or may hereafter have, including any Claims based on Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974; the Occupational Safety and Health Act; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Immigration Reform and Control Act; the Pennsylvania Human Relations Act; any common law, public policy, contract (whether oral or written, express or implied and including the Employment Agreement) or tort law; and any other local, state, federal or foreign law, regulation or ordinance, in each case from the beginning of time and up to and including the date that Executive executes and delivers this Release.

(b) Notwithstanding the foregoing, the release granted under Section 4(a) specifically excludes:

(i) unemployment benefits pursuant to the terms of applicable state law;

(ii) Executive’s right to payment of base salary for the payroll period that includes the Termination Date, to the extent not previously paid;

(iii) Executive’s right to reimbursement in accordance with NutriSystem policies for reasonable business expenses incurred on or prior to the Termination Date and not previously reimbursed;

(iv) rights that Executive has as a holder of securities of NutriSystem;

(v) Executive’s right to the treatment of his outstanding equity incentive awards in accordance with Section 3 above;

(vi) any rights of Executive for indemnification and/or advancement of expenses under the Bylaws or Certificate of Incorporation of NutriSystem, each as amended to date; and

(vii) any rights of Executive under directors and officers insurance policies maintained by NutriSystem.

(c) In addition to the foregoing, nothing in this Release shall prevent or prohibit Executive from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Executive understands that, because he is waiving and releasing all claims “for monetary damages and any other form of personal relief,” Executive may only seek and receive non-personal forms of relief through any such claim.

(d) Executive represents and warrants that he has not assigned any Claim released hereunder and agrees not to file a lawsuit asserting any Claim released hereunder.

(e) Executive agrees to promptly indemnify and hold each of the NutriSystem Released Parties harmless from any liability, costs or obligations with respect to any Claim that is covered by the release set forth in this Section 4 but is nonetheless brought by any Executive Party against any NutriSystem Released Party (including any attorney’s fees or other charges incurred in defense of any such Claim).

(f) Executive understands and agrees that this Release shall not in any way be construed as an admission by NutriSystem of any unlawful or wrongful acts whatsoever against Executive or any other person. NutriSystem specifically disclaims any liability to, or wrongful acts against, Executive or any other person.

5. Revocation Period. Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety; (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. Executive may revoke this Release during those seven (7) days by providing written notice of revocation to NutriSystem at the address specified in Section 11(c).

6. Non-Disparagement. NutriSystem will cause its directors, executive officers and authorized spokespersons to refrain from disparaging Executive or otherwise taking actions that could reasonably be expected to harm his professional or personal reputation. Similarly, the Executive Parties will refrain from disparaging or otherwise taking actions that could reasonably be expected to harm the professional or personal reputation of NutriSystem or any of its subsidiaries or affiliates, or any of their directors, officers or employees. However, nothing in this Section 6 or elsewhere will prevent any person from testifying truthfully in any judicial, administrative or regulatory proceeding.

7. Cooperation. Executive agrees, on reasonable request, to cooperate reasonably with NutriSystem, its affiliates and their counsel in connection with any matter relating to his service to NutriSystem (including legal claims, investigations, regulatory matters and other proceedings). Executive’s reasonable cooperation in connection with such matters shall include being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of NutriSystem. Executive will render such cooperation in a timely manner on reasonable notice from NutriSystem, provided that NutriSystem will attempt to schedule and limit the need for Executive’s cooperation so as not to unduly interfere with his personal and other professional obligations. Executive understands that in any legal action, investigation or regulatory proceeding, NutriSystem expects him to provide only accurate and truthful information or testimony. NutriSystem shall reimburse Executive within thirty (30) days for all expenses that he reasonably incurs in connection with this Section 7 (subject to presentation of suitable invoices).

8. Restrictive Covenant Obligations. Executive acknowledges and agrees that (a) the duration of Executive’s non- competition covenant under the Restrictive Covenant Agreement is the 12-month period immediately following the Termination Date; (b) the Restrictive Covenant Obligations remain reasonable and necessary to protect NutriSystem’s legitimate business interests; (c) Executive received adequate consideration to enter into the Restrictive Covenant Obligations; (d) the Restrictive Covenant Obligations continue in full-force and effect; and (e) Executive will continue to comply with the Restrictive Covenant Obligations.

9. Resolution of Disputes.

(a) All disputes, controversies and claims arising in connection with this Release (each, a “Dispute”) that are not settled by agreement between the Parties shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect from time to time. A single arbitrator shall be appointed by agreement between the Parties or, failing such agreement, by the AAA. The arbitration proceedings shall be held in Philadelphia, Pennsylvania. The arbitrator shall be bound by and strictly enforce the terms of this Release and may not limit, expand, or otherwise modify the terms of this Release. The arbitrator shall not have the power to award damages in connection with any Dispute in excess of actual compensatory damages or to award punitive damages. The award of the arbitrator shall be final and binding and judgment thereon may be entered in any court having jurisdiction. The costs and expenses (including reasonable attorney’s fees) of the prevailing Party, and the arbitrator’s fees, shall be borne and paid by the Party that the arbitrator determines is the non-prevailing Party.

(b) Notwithstanding anything to the contrary set forth herein, either Party will have the right to seek temporary injunctive relief or the ordering of specific performance in a court of competent jurisdiction as may be available to such Party under applicable law with respect to any matters arising out of the other Party’s breach or threatened breach of such other Party’s obligations under this Release.

10. Return of Company Property. Executive represents and warrants that (a) he has returned to NutriSystem all property belonging to it or its affiliates, including keys, passcards, credit cards, computers, software, computer files, marketing and sales materials, and any other record, document or piece of equipment in his possession or control, and (b) he has not retained copies of any property of NutriSystem or its affiliates, including any electronic copies.

11. Miscellaneous.

(a) Governing Law. This Release shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of law principles thereof or of any other jurisdiction that would cause the substantive laws of any jurisdiction other than the Commonwealth of Pennsylvania to apply.

(b) Entire Agreement. This Release constitutes the entire agreement between the Parties with respect to the matters expressly addressed in this Release. Except as otherwise provided herein, this Release supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties concerning the specific subject matter hereof, including the Employment Agreement.

(c) Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received if delivered personally against receipt; when transmitted if transmitted during regular business hours on a business day by telecopy, electronic or digital transmission method (or on the next succeeding business day if transmitted during other than regular business hours on a business day); the next business day if sent by next business day delivery by a nationally recognized overnight courier service; or upon receipt if sent by certified, registered or express mail, return receipt requested, postage prepaid. In each case notice shall be sent as follows:

if to NutriSystem, to:

NutriSystem, Inc.

Fort Washington Executive Center

600 Office Center Drive

Fort Washington, PA 19034

Attention: General Counsel

if to Executive: to the most recent address contained in NutriSystem’s personnel files.

Any Party may, by notice given in accordance with this section to the other Party, designate another address or Person for receipt of notices hereunder.

(d) Amendments. This Release may not be amended or modified except in writing signed by both Parties.

(e) Successors and Assigns. This Release shall be binding upon, and inure to the benefit of, the Parties hereto and their respective heirs, executors, administrators and successors, including (in the case of NutriSystem) successors through merger, consolidation or sale of stock or assets.

(f) Rules of Construction. The Section and other headings contained in this Release are for reference purposes only and shall not control or affect the construction of this Release or the interpretation thereof in any respect. Unless the context otherwise clearly requires, all Section and Article references are to this Release. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Whenever this Release provides for a date, day or period of time on or prior to which actions or events are to occur or not occur, and if such date, day or last day of such period of time falls on a Saturday, Sunday, or legal holiday, then the same shall be deemed to fall on the immediately following business day. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. In the event an ambiguity or question of intent or interpretation arises, this Release shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Release.

(g) Expenses. Except to the extent expressly set forth in this Release, all costs and expenses incurred in connection with this Release and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

(h) Counterparts; Facsimile Signatures. This Release may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument. Signatures on this Release transmitted by facsimile or by electronic mail in “portable document format” (“.pdf”) shall be deemed to be original signatures.

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As evidenced by their signatures below, Executive and NutriSystem certify that he/it has read the above Release and agrees to its terms.

NutriSystem, Inc.

By:	/s/ Dawn M. Zier	Date:	March 6, 2013
Name:	Dawn M. Zier
Title:	President & CEO

Executive

/s/ Michael R. Amburgey		Date:	March 8, 2013
Michael R. Amburgey